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                                  GrayBox, LLC
                       11111 Santa Monica Blvd., Suite 850
                              Los Angeles, CA 90025
                             310.478.9081 Telephone
                             310.478.9082 Facsimile

June 27, 2000

Mr. Jason Galanis
President and COO
Inc.ubator Capital, Inc.
9777 Wilshire Blvd.
Beverly Hills, CA 90212

         Re: Financing Commitment to Inc.ubator Capital

         Dear Jason:

         In recent discussions representatives of Gray Box, LLC, a Nevada limited liability company, (the "Company"), have expressed their commitment to you to make a $5,000,000 investment in Inc.ubator Capital, Inc., ("Incubator"), a Delaware corporation (the "Transaction"). Based on our discussions, it is our understanding that:

         1. Incubator is in the process of negotiating the acquisition of ThemeWare Corp., a California corporation ("ThemeWare") (the "Acquisition"). Pursuant to the contemplated Acquisition, Incubator has entered into an Interim Operating Agreement with ThemeWare and a Voting Agreement with holders of a majority of the shares of ThemeWare's Common Stock, including each member of ThemeWare's Board of Directors, under which the shareholders have approved the Acquisition. Additionally, the Board of Directors of ThemeWare has also unanimously voted to approve the Acquisition and entered into a term sheet describing the details of the transactions, which provides for:

                  a. $1,000,000 investment on signing of the Term Sheet (which has been paid);

                  b. $1,000,000 upon signing of definitive merger agreement with ThemeWare, as referenced in 4(b) below;

                  c. $1,000,000 on final closing, to occur after the S-4 registration statement declared effective and the shareholder meeting takes place, where the shares subject to the Voting Agreement will be voted; and

                  d. a subsequent $2,000,000 investment into ThemeWare over the course of the following 12 months.

         Pursuant to these representations relating to the Acquisition, the Company has agreed to the Investment under the terms described herein.


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         2. Incubator is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware. The authorized capital stock of Incubator as of May 31, 2000 consists of the following: 150,000,000 shares of $0.001 per value Common Stock of which approximately 19,655,000 shares are issued and outstanding; and 25,000,000 shares of $0.001 par value Preferred Stock of which approximately 8,500,000 shares are issued and outstanding. As of May 31, 2000, Incubator had issued and outstanding options, warrants and other rights to purchase or otherwise acquire approximately 11,000,000 shares of Incubator Common Stock (the "Options"). All issued shares of Incubator Common Stock have been duly authorized, validly issued and outstanding and are fully paid and non-assessable. Except for the Options, there are no outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which Incubator and its shareholders are a party or otherwise bound which provide for the acquisition, disposition, or issuance of any Incubator securities.

         3. The Company will make a firm commitment for the investment of $5,000,000 in cash payable, which sum shall be used by Incubator for the Acquisition and shall be subject to the provisions set forth in Section 4 hereunder.

         4. The proposal described in this financing commitment is subject to and conditioned upon the satisfaction of the following conditions:

                  (a) The negotiation, execution and delivery of a definitive binding agreement and such other documentation as may be necessary or appropriate, all in form and substance satisfactory to the Company and its counsel on the one hand and to Incubator's counsel on the other hand. The definitive agreement shall include customary representations and warranties which shall survive the closing of the Transaction as well as customary conditions precedent and indemnification;

                  (b) The prior written approval by the Company of the interim operating or loan agreements and the final Merger and Acquisition Agreement negotiated between Incubator and ThemeWare, Corp.; and

                  (c) The closing of the Acquisition by October 1, 2000.

         5. The Company and Incubator shall use their best efforts to proceed promptly with the negotiation, execution and the delivery of the definitive agreement and the closings of the transactions contemplated by this financing commitment. The parties shall use best efforts to negotiate a definitive agreement within two (2) weeks of the execution of this financing commitment.

         6. The Company and Incubator represent to each other that each has all the necessary power and authority to execute and deliver this financing commitment and by executing and delivering this financing commitment neither the Company nor Incubator is in violation of, breach of or default under, any material contract, agreement or understanding, whether oral or written, to which either the Company or Incubator is a party.

         7. Each party will bear its own costs and expenses incurred in connection with the transactions proposed by this letter. Neither the Company nor Incubator shall be responsible for the fees of any finder or broker retained by either party except as set forth on Exhibit 1 attached hereto.

         8. Each of the parties hereto shall maintain the confidentiality of and shall not disclose any of the terms of this financing commitment letter (including its existence or the fact that the parties are in negotiations), and any other information related to the other party or its representatives or affiliates, except to the extent required by law or pursuant to the prior written approval of the Company (provided that any party so required shall provide the other party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure). No press release or other public announcement with respect to the subject matter of this financing commitment letter will be made prior to the signing of definitive agreements, except that Incubator may make such an announcement if its outside legal counsel advises Incubator that they are under an obligation on the federal securities laws to do so or if the Company has given Incubator its prior written approval.
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         If the terms outlined in this letter are acceptable to you, please so indicate by signing on the space provided below. This financing commitment may be signed in any number of counterparts, all of which together shall constitute a single financing commitment.

                                    Very truly yours,

                                    Gray Box, LLC
                                    A Nevada limited liability company

                                    /s/ David Bergstein
                                     ----------------------------------
                                    By:      David Bergstein
                                             Manager

Agreed to and accepted this 27th day of June 2000;



Inc.ubator Capital, Inc.
a Delaware corporation

                                    /s/ Jason Galanis
                                    --------------------------------------------
                                    By: Jason W. Galanis
                                    Title: President and Chief Operating Officer